EXHIBIT 99.1

WRITTEN STATEMENT

PURSUANT TO

18 U.S.C. SECTION 1350

The undersigned, Donald B. Murray, the Chief Executive Officer of Resources Connection, Inc. (the “Company”), pursuant to 18 U.S.C. §1350, hereby certifies that, to the best of his knowledge:

(i)     the Report on Form 10-Q of the Company for the quarterly period ended February 28, 2003 (the “Report) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)    the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated:    April 8, 2003

/s/ DONALD B. MURRAY
Donald B. Murray President and Chief Executive Officer (Principal Executive Officer)

A signed original of this written statement required by Section 906 has been provided by the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.